HSBC Vantage5® Index

Monthly Performance Report – April 2021

Vantage5 Index
Simulated & Historical Returns



170
160
150
140
130
120
110
100
90
Simulated Data
2013
2014
2015
2016
2017
2018
2019
2020
2021

All information in this document prior to March 15, 2017 consists of hypothetical back-tested data. See "Use of simulated returns."
Source: S&P 500, Bloomberg, and HSBC

Simulated & Historical Performance:
August 2011 to April 30, 2021

	Total Performance
April 2021	1.30%
YTD Return	1.60%
1Y Return	6.90%
3Y Return+	4.75%
5Y Return+	20.02%
Annualized Vol (1Y)	13.79%
Annualized Vol (since backtest inception) *+	7.16%

*Calculated on a per annum percentage basis. See "Use of simulated returns."
+ All information in this document prior to March 15, 2017 consists of hypothetical back-tested data. See "Use of simulated returns."

Monthly Allocation

		Mar-21	Apr-21	May-21	12M Avg
Developed Equities *(Max. 60%)*	SPY	0.0%	2.0%	4.0%	0.4%
	SPLV	0.0%	5.4%	1.8%	0.6%
	IWM	13.4%	8.0%	5.3%	5.3%
	QQQ	0.0%	0.0%	0.0%	6.0%
	EFA	0.0%	0.0%	1.7%	0.1%
	subtotal	***13.4%***	***15.4%***	***12.8%***	***12.4%***
Developed Bonds *(Max. 80%)*	TLT	0.0%	0.0%	0.0%	13.9%
	LQD	10.2%	7.0%	1.9%	4.2%
	HYG	15.0%	15.0%	14.2%	5.6%
	subtotal	***25.2%***	***22.0%***	***16.1%***	***23.7%***
Emerging Markets *(Max. 30%)*	EEM	6.5%	0.0%	0.0%	3.2%
	EMB	0.0%	0.0%	0.0%	0.6%
	subtotal	***6.5%***	***0.0%***	***0.0%***	***3.8%***
Real Assets *(Max. 30%)*	IYR	0.0%	7.6%	16.1%	1.7%
	GLD	0.0%	0.0%	0.0%	1.4%
	subtotal	***0.0%***	***7.6%***	***16.1%***	***3.1%***
Inflation *(Max. 5%)*	TIP	5.0%	5.0%	5.0%	3.7%
Cash *(Max. 50%)*[1]		50.0%	50.0%	50.0%	53.2%

Index Information

Index Owner	HSBC Bank plc
Currency	USD
Volatility Target	5%
Bloomberg Ticker	HSIEV5UE
Index Composition	Up to 13 ETFs plus Cash
Calculation Agent/ Index Administrator	S&P Dow Jones Indices LLC
Website	vantage5.hsbcnet.com

HSBC

HSBC Structured Investments | 212 525 8010 | uswealth.hsbcnet.com

Detailed Monthly Performance - Simulated & Historical Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Annual* 2021 2020 2019 2018 2017 2016 2015 2014 2013 2012 2011 0.3% 2.1% 1.0% 5.0% 0.9% 0.4% 4.0% -1.2% -0.4% 0.6% na 0.2% -3.4% -0.5% -2.9% 1.6% 1.8% -2.1% 2.4% 0.4% 0.3% na 0.0% -6.2% 2.0% -1.0% 0.2% 0.9% -0.1% -0.8% 2.0% -0.1% na 1.3% 1.6% -0.3% -0.3% 1.0% 0.5% -1.3% 1.1% 2.8% 1.0% na 1.6% -1.0% 9.4% -4.4% 11.5% 5.7% -3.1% 10.1% 4.4% 5.8% 7.3% -0.3% 1.2% 0.6% 1.5% -0.9% 0.0% 2.0% -4.4% 0.4% na 0.7% 2.0% 0.2% -0.6% 4.4% -1.3% 0.8% -2.0% 1.3% na 1.5% 0.2% 0.5% 2.0% 1.5% 0.4% -0.8% 2.6% 2.5% na 0.8% 4.7% 1.2% 0.6% -0.3% -2.9% 4.0% -1.6% -0.5% 3.9% -0.4% -1.5% -1.6% 0.0% 0.1% 0.6% -3.1% 1.6% 0.2% -0.4% -0.9% 0.2% -4.6% 1.6% -1.8% 1.0% 2.0% 1.8% -0.3% 0.8% 2.7% -0.8% 1.0% 1.4% -1.5% -0.9% 2.5% 0.7% 0.2% 0.7% 1.5% 1.8% -2.2% 0.8% 0.7% -0.4% 1.0% 1.0% 0.2% 1.4% *YTD return for current year Yearly Average Monthly Allocation – Simulated & Historical 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 May YTD Developed Equities Developed Bonds Emerging Markets Real Assets Inflation Cash Quarterly Average Monthly Allocation - Simulated & Historical Developed Equities Fixed Income Emerging Markets Real Assets Inflation TIP Cash SPY SPLV IWM QQQ EFA TLT LQD HYG EEM EMB IYR GLD Q1 2021 0.0%0.0%15.2%0.0%0.0% 5.3%7.8%8.9% 7.7%0.0% 0.0%0.0% 5.0% 50.0% Q4 2020 0.0%0.3%4.9%7.3%0.1% 9.4%9.0%2.3% 7.0%3.2% 0.0%1.5% 5.0% 50.0% Q3 2020 0.0%0.0%0.0%14.2%0.0% 19.4%0.0%0.2% 0.0%0.0% 0.0%4.4% 2.5% 59.2% Q2 2020 0.0%0.0%0.0%6.3%0.0% 30.7%0.0%5.0% 0.0%0.0% 0.0%0.6% 1.7% 55.7% Q1 2020 23.5%3.3%3.6%20.0%0.0% 14.0%16.9%0.0% 0.0%1.7% 1.0%13.9% 0.8% 1.3% Q4 2019 11.4%6.9%4.4%2.9%7.6% 19.4%13.2%5.0% 1.2%0.0% 4.0%11.4% 0.0% 12.7% Q3 2019 2.4%15.4%0.0%10.8%0.0% 29.2%30.4%1.9% 0.0%1.7% 0.0%8.2% 0.0% 0.0%

Q2 2019	0.0%	17.8%	0.0%	1.8%	0.0%	30.2%	29.1%	0.4%	3.3%	5.0%	5.7%	5.7%	0.8%	0.0%
Q1 2019	0.0%	7.4%	0.0%	0.0%	0.0%	32.3%	15.5%	0.0%	2.9%	6.5%	3.7%	16.7%	0.0%	15.1%
Q4 2018	11.3%	18.6%	1.2%	3.0%	0.0%	0.0%	4.2%	5.2%	0.0%	0.0%	11.5%	6.7%	0.0%	38.3%
Q3 2018	1.0%	4.3%	11.3%	6.3%	0.0%	5.4%	2.4%	11.7%	0.0%	0.0%	14.0%	0.2%	5.0%	38.3%
Q2 2018	0.0%	0.0%	9.6%	11.2%	0.0%	2.6%	0.0%	4.7%	0.5%	0.0%	2.4%	14.9%	4.0%	50.0%
Q1 2018	30.3%	4.7%	2.1%	13.6%	0.0%	1.9%	0.2%	0.5%	11.5%	1.8%	0.0%	8.6%	1.3%	23.6%
Q4 2017	30.9%	5.0%	5.0%	5.1%	13.3%	5.9%	3.9%	0.0%	18.1%	0.7%	2.2%	6.0%	0.0%	3.9%
Q3 2017	7.6%	13.2%	0.0%	12.0%	16.4%	18.3%	14.0%	0.0%	16.9%	0.0%	1.5%	0.0%	0.0%	0.0%
Q2 2017	12.2%	10.9%	1.0%	20.0%	11.7%	2.2%	4.4%	0.0%	7.8%	4.0%	0.0%	7.3%	0.0%	18.2%
Q1 2017	24.3%	0.0%	8.1%	13.3%	1.5%	0.0%	0.0%	8.1%	0.1%	0.4%	0.0%	1.6%	0.0%	42.5%
Q4 2016	0.7%	0.0%	10.4%	12.3%	0.0%	0.3%	12.7%	15.0%	2.4%	6.6%	0.0%	4.1%	3.3%	32.2%
Q3 2016	0.0%	4.3%	6.7%	1.0%	0.0%	19.8%	27.6%	13.3%	1.3%	8.8%	3.4%	8.7%	0.0%	5.2%
Q2 2016	3.9%	10.3%	0.5%	0.0%	0.0%	21.1%	31.1%	5.0%	0.0%	8.3%	3.8%	11.4%	0.2%	4.6%
Q1 2016	0.0%	10.9%	0.0%	1.4%	0.0%	33.1%	1.1%	0.0%	0.0%	1.7%	0.5%	5.8%	0.8%	44.7%
Q4 2015	0.0%	12.5%	0.0%	7.7%	0.0%	10.3%	18.6%	0.0%	0.0%	3.3%	0.0%	4.9%	0.8%	41.8%
Q3 2015	1.6%	3.3%	7.0%	10.8%	5.8%	9.9%	3.4%	1.6%	0.0%	3.3%	0.0%	0.0%	3.2%	50.0%
Q2 2015	0.0%	0.0%	12.5%	5.5%	12.7%	18.0%	2.7%	0.9%	0.9%	3.3%	1.5%	0.7%	1.7%	39.6%
Q1 2015	0.3%	16.7%	4.3%	11.9%	0.0%	39.4%	0.8%	0.0%	0.0%	0.0%	7.6%	0.0%	0.0%	19.1%
Q4 2014	8.3%	11.1%	0.0%	18.6%	0.0%	38.5%	0.2%	0.0%	1.4%	1.7%	4.4%	0.0%	0.0%	15.8%
Q3 2014	8.1%	6.7%	0.0%	11.4%	0.3%	35.8%	0.0%	0.0%	15.4%	3.3%	16.6%	2.1%	0.3%	0.0%
Q2 2014	13.0%	6.1%	0.0%	7.9%	0.0%	24.4%	16.9%	5.0%	2.6%	5.0%	11.7%	1.6%	0.8%	5.1%
Q1 2014	16.5%	0.0%	1.1%	20.0%	0.2%	0.1%	22.8%	12.3%	0.0%	0.0%	0.9%	1.8%	0.0%	24.3%
Q4 2013	9.6%	0.0%	3.8%	18.2%	3.1%	0.7%	4.4%	9.1%	0.0%	0.0%	0.0%	0.3%	0.8%	50.0%
Q3 2013	17.1%	8.8%	7.9%	10.0%	0.0%	0.8%	0.4%	5.1%	0.0%	0.0%	0.0%	0.2%	0.0%	49.8%
Q2 2013	19.9%	20.0%	7.9%	0.0%	6.2%	26.3%	0.0%	4.4%	0.0%	0.0%	11.0%	0.0%	0.8%	3.4%
Q1 2013	0.0%	6.7%	11.2%	0.0%	16.8%	13.8%	20.0%	7.7%	3.2%	5.0%	6.4%	0.0%	2.2%	7.0%

Risks related to the index

Please review carefully these risk factors, and any risk factors in an offering document for any security or financial instrument referencing the Index, before making any investment.

- S&P, the Index Calculation Agent, may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.
- The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs or achieve its target volatility.
- The Index has a limited operating history and may perform in unanticipated ways.
- The ETFs composing the Index may be replaced by a substitute ETF in certain extraordinary events.
- The Index may perform poorly during periods characterized by short-term volatility.
- An investment linked to the Index carries the risks associated with the Index's momentum investment strategy.
- The Index may be partially uninvested.
- Correlation of performances among the ETFs may reduce the performance of the Index.
- The Index is subject to market risks
- Changes in the value of the ETFs may offset each other.
- The level of the Index will include the deduction of a change in the ICE LIBOR USD 3 Month interest rate and a fee.
- The Index comprises notional assets.

Important Information

Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern. Use of simulated returns Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical historical results. You should not e that the index constituents have not traded together in the manner shown in the composite hypothetical historical results. No rep resentation is being made that the indices will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown. The results obtained from “back-testing” information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the “back-testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in these materials. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology. HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. Data sourced and calculated by Bloomberg and HSBC. HSBC Vantage5 Index (the “Index”) is the exclusive property of HSBC Bank plc and its affiliates, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to administer, maintain and calculate the Index. The Index is not endorsed by S&P or its affiliates or its third-party licensors, including Standard & Poor’s Financial Services LLC and Dow Jones Trademark Holdings LLC (collectively “S&P Dow Jones Indices”). “Calculated by S&P Custom Indices” and its related stylized mark(s) are service marks of S&P Dow Jones Indices and have been licensed for use by HSBC Bank plc and its affiliates. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating the Index. HSBC Bank plc, as the index owner, makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The index calculation agent has relied on these sources and has not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof. 1 This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the offering document. ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 May 5, 2021